As filed with the Securities and Exchange Commission on September 9, 2024

Registration No. 333-272913

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Presto Automation Inc.
(Exact name of registrant as specified in its charter)

Delaware	84-2968594
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

985 Industrial Road
San Carlos, CA 94070
Telephone: (650) 817-9012
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Susan Shinoff
Presto Automation Inc.
985 Industrial Road
San Carlos, CA 94070
Telephone: (650) 817-9012
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Colin Diamond
Will Burns
Paul Hastings LLP
200 Park Avenue
New York, New York 10166
Telephone: (212) 318-6000

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act.  ☐

DEREGISTRATION OF SECURITIES

Presto Automation Inc., a Delaware corporation (the “Company”), is filing this Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) to the Company’s Registration Statement on Form S-1 (No. 333-272913), filed with the Securities and Exchange Commission (the “SEC”) on June 23, 2023 (the “Registration Statement”), to deregister any and all securities of the Company registered but unsold or otherwise unissued under the Registration Statement as of the date hereof.

As disclosed in the Company’s Current Report on Form 8-K filed with the SEC on August 7, 2023, the Company received a Staff determination letter from The Nasdaq Stock Market LLC (“Nasdaq”) informing the Company that its shares of common stock, par value $0.0001 per share (the “Common Stock”), and warrants (the “Warrants”) would be suspended at the open of business on August 8, 2024 and that Nasdaq would file a Form 25-NSE with the Securities and Exchange Commission (the “SEC”) removing the Company’s securities from listing and registration on Nasdaq. The Common Stock and Warrants were suspended on August 8, 2024 and Nasdaq has informed the Company that it intends to file such Form 25 in the coming days.

As a result of its continuing liquidity challenges and in order to lower its expenditures, the Company is terminating all offerings of securities pursuant to the Registration Statement. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that remain unsold at the termination of the offering, effective upon filing of this Post-Effective Amendment, the Company hereby removes from registration any and all of such securities of the Company registered but unsold under the Registration Statement, if any, as of the date of this Post-Effective Amendment. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities, and the Company hereby terminates the effectiveness of the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Carlos, State of California, on September 9, 2024.

PRESTO AUTOMATION INC.

By:	/s/ Guillaume Lefevre
Guillaume Lefevre
Interim Chief Executive Officer